Exhibit 10.02
Description of the
Series C Out-Performance Program
General
      The New Out-Performance Program, including the Series C Out-Performance Program, of United Dominion Realty Trust, Inc. (the “Company”), was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on May 3, 2005. Pursuant to the New Out-Performance Program, certain of the Company’s executive officers and other key employees may be given the opportunity to invest in performance shares of United Dominion Realty, L.P., a Delaware limited partnership (“UDR LP”), in which the Company is the sole general partner. The first series of new out-performance partnership shares, or “New OPPSs,” to be issued under the New-Out Performance Program will be the Series C Out-Performance Shares, referred to herein as the “Series C OPPSs.” The principal terms of the Series C OPPSs that the Company intends to offer to participants in 2005 are the principal terms set forth below in the description of the New OPPSs and as described in Exhibit 10.01 to the Company’s Current Report on Form 8-K dated May 3, 2005 (Commission File No.1-10524). Like the Series A Out-Performance Program approved by the Company’s stockholders in 2001 and the Series B Out-Performance Program approved by the Company’s stockholders in 2003, the Series C Out-Performance Program is designed to provide participants with the possibility of substantial returns on their investment if the total return of the Company’s common stock exceeds targeted levels, while putting the participants’ investment at risk if the targeted levels are not exceeded. The New Out-Performance Program, including the Series C Out-Performance Program, will be administered by the Compensation Committee of the Company’s Board of Directors.
Overview of the New Out-Performance Program
     Terms of New OPPSs
      The Company’s performance for each series of New OPPSs under the New Out-Performance Program will be measured over a period to be determined by the Compensation Committee with respect to each such series (the “Measurement Period”). Each series of New OPPSs will be issued by UDR LP to a separate limited liability company, referred to herein as a “New LLC,” to be formed for the benefit of selected executive officers and other key employees of the Company who agree to invest in that series of New OPPSs. The New LLC that holds such series of New OPPSs will have no right to receive distributions or allocations of income or loss, or to redeem those units prior to the date, referred to as the “Valuation Date,” that is the earlier of (i) the expiration of the Measurement Period for such series of New OPPSs, or (ii) the date of a change of control of the Company (defined as a “Transaction” in UDR LP’s Amended and Restated Agreement of Limited Partnership).
      Each series of New OPPSs will only be entitled to receive distributions and allocations of income and loss if, as of the Valuation Date, the threshold return during the Measurement Period for such series was achieved. If the threshold return is met, holders of such series of New OPPSs will be entitled to begin receiving distributions and allocations of income and loss from UDR LP equal to the distributions and allocations that would be received on the similar number of limited partnership interests in UDR LP, referred to herein as “OP Units.”
      For each series of New OPPSs, the total payout, if any, under each such series of New OPPSs will be capped at 1% of Market Capitalization. “Market Capitalization” is defined as the average number of shares of the Company outstanding (including common stock, common stock equivalents and OP Units) over the measurement period for each respective series of New OPPSs multiplied by the daily closing price of the Company’s common stock.
      If, on the respective Valuation Date, the threshold return does not meet the minimum return, then holders of each of such series of New OPPSs will forfeit their initial investment.
     Participation in New OPPSs
      Any executive officer or other key employee of the Company who is provided the opportunity to participate in the New OPPSs is under no obligation to exercise that right. Each New LLC will have the right, but not the obligation, to repurchase units from members whose employment with the Company terminates and such units may be re-sold by such New LLC to selected executive officers or other key employees of the Company. If some of those eligible to participate elect not to participate in a particular series of New OPPSs, the remaining units of such series of New OPPSs shall be retained by UDR LP and may be offered in the future to existing participants or other executive officers or key employees.
      We may issue up to one series of New OPPSs per year for the next five years, beginning with the Series C OPPSs. Each series of New OPPSs will have the same terms and conditions as New OPPSs of the same series but may have different terms than New OPPSs of a different series. Each series of New OPPSs will be issued by UDR LP to a New LLC. The participants contribute funds or offer other consideration to purchase interests in such New LLC and will indirectly participate in such series of New OPPSs on the basis of each participant’s investment in the corresponding New LLC. The purchase price for each series of New OPPSs will be set by the Compensation Committee based upon the advice of an independent valuation expert. The specific features of the New OPPSs, the designation of executive officers and other key employees as potential participants and the level of participation of each participant may vary from series to series of New OPPSs. The Company anticipates that interests under an outstanding OPPSs program may also be tendered to the Company for purchase or exchanged in payment for a participant’s investment in any subsequent out-performance programs. (Any such exchange will be based on the fair market value at the time as determined by an independent valuation expert.)
     New LLC Governance and Restrictions on Transfer
      Except as described below, no series of New OPPSs may be transferred by a New LLC without the approval of the managers of such New LLC, who are expected to be the two largest participants in such New LLC, as long as they are employees of the Company, and two or more representatives of the independent directors of the Company’s Board of Directors. New OPPSs of any series may only be transferred by such New LLC without the consent of the managers of such New LLC after targeted returns have been achieved and the measurement period for such series of New OPPSs has passed. Once the series of New OPPSs has vested, individuals may exchange their interests in such series for an equivalent number of OP Units. Participants in the New Out-Performance Program may transfer New OPPSs or OP Units received to a family member (or a family-owned entity), in the event of death or disability, sell them to the Company or exchange them for interests in subsequent out-performance programs. (Based on fair market value at the time as determined by an independent valuation expert.)
      The terms of the operating agreement of each New LLC will restrict the participants’ ability to transfer their interests in the New LLC without the consent of the managers of such New LLC. Each New LLC will have the right, but not the obligation, to repurchase the interest of any participant in such New LLC at the original purchase price if prior to the end of the Measurement Period such participant’s employment with the Company is terminated for any reason other than by death or disability and such units may be retained or re-sold by such New LLC to selected executive officers or other key employees of the Company. Each New LLC will be used as a vehicle to purchase such New OPPSs to ensure that there would be no opportunity for the participants to profit from the ownership of those New OPPSs of such series prior to the Valuation Date.
      The New OPPSs will not be convertible into shares of the Company’s common stock. However, in the event of a change of control of the Company, each New LLC or any participant that holds any New OPPSs will have the same redemption rights as other holders of OP Units. Upon the occurrence of a change of control, each New LLC or participant that holds New OPPSs may require UDR LP to redeem all or a portion of the units held by such party in exchange for a cash payment per unit equal to the market value of a share of the Company’s common stock at the time of redemption. However, in the event that any units are tendered for redemption, the limited partnership’s obligation to pay the redemption price will be subject to the prior right of the Company to acquire such units in exchange for an equal number of shares of common stock.
     Possible Negative Effects of the New OPPSs
      Although we do not believe that the sale of the New OPPSs will have an antitakeover effect, the New OPPSs could increase the potential cost of acquiring control of the Company’s and thereby discourage an attempt to take control of the Company. However, the Company’s Board of Directors is not aware of any attempt to take control of the Company, and the Board of Directors has not approved the sale of the New OPPSs with the intention of discouraging any such attempt.
      If with respect to any series of New OPPSs, the threshold return over the Measurement Period is achieved, then the New LLC that holds such series of New OPPSs will be entitled to receive the same distributions and allocations as the holder of a similar number of OP Units of UDR LP. This could have a dilutive effect on future earnings per share of our common stock and on the Company’s equity ownership in UDR LP. However, the dilutive impact of each series of New OPPSs will be limited to 1.0%.
Series C Out-Performance Program
Terms of the Series C OPPSs
      The principal terms of the Series C OPPSs that the Company intends to offer to participants in 2005 are the principal terms set forth above in the description of the New OPPSs under the New Out-Performance Program.
Participants
      For the Series C OPPSs, participation rights will be approximately as follows:

Percentage of Units
Participant	to be Offered

Thomas W. Toomey	25-33%
W. Mark Wallis	10-12%
Christopher D. Genry	10-12%
Martha R. Carlin	8-10%
Richard A. Giannotti	8-10%
Rodney A. Neuheardt	5-8%
Scott A. Shanaberger	5-8%
Mark E. Wood	5-8%
Patrick S. Gregory	5-8%
Lester C. Boeckel	5-8%
Michael J. Kelly	5-8%
Thomas A. Spangler	5-8%
Matthew T. Akin	5-8%
Other Executive Officers as a Group	5-8%
Non-Executive Officers as a Group	0%
Purchase Price
      The purchase price for the Series C OPPSs has been determined by the Compensation Committee to be $750,000, assuming 100% participation, and was based upon the advice of an independent valuation expert. The valuation took into account that any investment in the Series C OPPSs will become worthless if the targeted Total Return (as defined below) is not achieved. The value of the Series C OPPSs also has been discounted significantly because of the restrictions on transfer and the limited redemption rights provided for with respect to the Series C OPPSs.

      Subscription
      Any executive officer or other key employee of the Company who is provided the opportunity to invest is under no obligation to exercise that right. The Series C OPPSs must be initially subscribed within 60 days of stockholder approval. However, the New LLC that will hold the Series C OPPSs has the right, but not the obligation, to repurchase units from members whose employment with the Company terminates and such units may be retained or re-sold by the New LLC to selected executive officers or other key employees of the Company. If some of those eligible to participate elect not to participate, the remaining OPPSs may be reoffered in the future to existing participants or other executive officers or key employees.
      Measurement Period
      The Company’s performance for the Series C OPPSs will be measured over a 36-month, period beginning June 1, 2005. The New LLC that holds the Series C OPPSs will have no right to receive distributions or allocations of income or loss, or to redeem those shares prior to the date, referred to as the “Series C Valuation Date,” that is the earlier of (i) the expiration of the measurement period for the series (May 30, 2008), or (ii) the date of a change of control of the Company (defined as a “Transaction” in UDR LP’s Amended and Restated Agreement of Limited Partnership).
      Payments to Participants
      The Series C OPPSs will only be entitled to receive distributions and allocations of income and loss if, as of the Series C Valuation Date, the cumulative Total Return of the Company's common stock during the measurement period is at least the equivalent of a 36% Total Return or 12% annualized (the “Minimum Return”).
      If the threshold is met, holders of the Series C OPPSs will be entitled to begin receiving distributions and allocations of income and loss from UDR LP equal to the distributions and allocations that would be received on a similar number of OP Units, obtained by:

(i) determining the amount by which the cumulative Total Return of the Company's common stock over the measurement period exceeds the Minimum Return (such excess being the “Excess Return”);

(ii) multiplying 2.0% of the Excess Return by our Market Capitalization; and

(iii) dividing the number obtained in clause (ii) by the market value of one share of the Company's common stock on the Series C Valuation Date, computed as the volume-weighted average price per day of the Company's common stock for the 20 trading days immediately preceding the Series C Valuation Date.
      For the Series C OPPSs, the number determined pursuant to clause (ii) in the preceding paragraph is capped at 1% of Market Capitalization. “Market Capitalization” is defined as the average number of shares outstanding over the 36-month period (including common stock, common stock equivalents and OP Units) multiplied by the daily closing price of the Company's common stock.
      “Total Return” means, for any security and for any period, the cumulative total return for such security over such period, assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date, computed by taking the market value of the accumulated shares at the end of the period (including fractional shares acquired with dividend proceeds) and dividing by the market value of a share at the beginning of the period.
      Forfeiture of Investment
      If, on the Series C Valuation Date, the cumulative Total Return of the Company's common stock does not meet the Minimum Return and there is no Excess Return, then holders of Series C OPPSs will forfeit their initial investment.

       Examples of the Value of Series C OPPSs
      The following table illustrates the value of the Series C OPPSs under different share prices and Total Returns at the Series C Valuation Date, assuming the starting price of the Company’s common stock for the valuation period was $22.00.

	Value to Stockholders
			Value of Series C
	United Dominion	Stockholder Value	OPPSs
Stock Price at Series C Valuation Date	Total Return (1)	Achieved(2)	to Participants(3)

		(Million)	(Million)
$23.00	21.59%	$173	$—
$24.00	26.14	324	—
$25.00	30.68	475	—
$26.00	35.23	625	—
$27.00	39.77	776	2.81
$28.00	44.32	927	6.29
$29.00	48.86	1,078	9.91
$30.00	53.41	1,229	13.67
$31.00	57.95	1,380	17.56
$32.00	62.50	1,531	21.59
$33.00	67.05	1,682	25.76
$34.00	71.59	1,833	30.07
$35.00	76.14	1,984	34.51
$36.00	80.68	2,135	39.09
$37.00	85.23	2,286	43.80

(1)	Total Return to our stockholders, assuming a 3% dividend growth rate.

(2)	Total Return multiplied by beginning market capitalization of $3.3 billion (based on 150,000,000 outstanding shares of common stock, common stock equivalents and OP Units, and an assumed per share price of $22.00 at the beginning of the Series C OPPSs measurement period).

(3)	Out-Performance stockholder value multiplied by management participation of 2% subject to 1% dilution limit.
      The numbers used in the table above are for illustrative purposes only, and actual outcomes may not be within the ranges used. The results set forth in the table may be affected by the market value of the Company’s common stock during any Measurement Period, general economic conditions, local real estate conditions and the Company’s dividend policy.